RESIGNATION
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I, Mary Thompson, the Treasurer and a director of Filtering Associates, Inc., a
Nevada corporation, ("Company") hereby tender and submit my resignation as the Treasurer and a director of the Company, such resignation to be effective upon this 22nd day of July 2003.

/s/ Mary Thompson
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Mary Thompson